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         ALLIANCE MORTGAGE SECURITIES INCOME FUND, INC.

                     ARTICLES SUPPLEMENTARY


         ALLIANCE MORTGAGE SECURITIES INCOME FUND, INC., a
Maryland corporation having its principal office in the City of Baltimore, certifies that:

         FIRST: The total number of shares of capital stock that the Corporation has authority to issue has been increased to One Billion Two Hundred Million (1,200,000,000) shares of Common Stock, par value $.01 per share, by the Corporation's Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         SECOND: Immediately before the increase, the Corporation was authorized to issue Three Hundred Million (300,000,000) shares of Common Stock, par value $.01 per share, One Hundred Fifty Million (150,000,000) of which were designated as "Class A Common Stock" and One Hundred Fifty Million (150,000,000) of which were designated as "Class B Common Stock," having an aggregate par value of Three Million Dollars ($3,000,000). As increased, the Corporation is authorized to issue a total of One Billion Two Hundred Million (1,200,000,000) shares of Common Stock, par value $.01 per share, Six Hundred Million (600,000,000) of which shall be designated "Class A Common Stock" and Six Hundred Million (600,000,000) of which shall be designated "Class B Common Stock," having an aggregate par value of Twelve Million Dollars ($12,000,000).

         THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

         IN WITNESS WHEREOF, Alliance Mortgage Securities Income Fund, Inc. has caused these Articles Supplementary to be executed by its President and its corporate seal to be affixed and
attested by its Secretary on this     day of December, 1992.  The
President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties for perjury that to the best of his knowledge, information and belief the matters and facts



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relating to authorization and approval hereof are true in all material respects.

                        ALLIANCE MORTGAGE SECURITIES INCOME FUND,
                        INC.


                        By:   /s/ David H. Dievler
                             ______________________________
                                 David H. Dievler
                                    President


Attest: /s/ Edmund P. Bergan, Jr.
         ___________________________
        Edmund P. Bergan, Jr.
              Secretary




































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